Exhibit 5.1

[Ropes & Gray LLP Letterhead]

, 2004

American Achievement Corporation

7211 Circle S Road

Austin, Texas 78745

Re:	Registration Statement on Form S-4

        SEC File No. 333-

Ladies and Gentlemen:

We have acted as counsel to American Achievement Corporation, a Delaware corporation (the “Issuer”) in connection with the Registration Statement on Form S-4 (File No. 333-            ) (the “Registration Statement”) filed by the Issuer and the subsidiary guarantors listed on Schedule I (the “Guarantor”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $150,000,000 aggregate principal amount of 8.25% Senior Subordinated Notes due 2012 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 8.25% Senior Subordinated Notes due 2012 (the “Original Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of March 25, 2004 (as amended, supplemented or modified through the date hereof, the “Indenture”), among the Issuer, the Guarantor and The Bank of New York, as trustee (the “Trustee”). Payment of the Exchange Notes will be guaranteed by the Guarantor pursuant to Article 11 of the Indenture and evidenced by a Notation of Guarantee attached to the Exchange Notes (the “Guarantee”).

In connection with this opinion, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of documents and records and have made investigation of fact and examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Issuer, the Guarantor and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee.

American Achievement Corporation	, 2004

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2. When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, and the Guarantees have been duly executed, delivered and attached to the Exchange Notes in accordance with the provisions of the Indenture, the Guarantees will constitute valid and binding obligations of the Guarantors, enforceable against each Guarantor in accordance with their terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) general principles of equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Ropes & Gray LLP

SCHEDULE I

Name of Subsidiary	Jurisdiction of Organization	Form of Organization
Commemorative Brands, Inc.	DE	Corporation
CBI North America, Inc.	DE	Corporation
Educational Communications, Inc.	IL	Corporation
Taylor Senior Holding Corp.	DE	Corporation
TP Holding Corp.	DE	Corporation
Taylor Publishing Company	DE	Corporation
Taylor Publishing Manufacturing, L.P.	DE	Limited Partnership
Taylor Manufacturing Holdings, LLC	DE	Limited Liability Company